Exhibit 23.2

Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

Ms. Mahesh V. Patel, President

Lipocine Inc. f/k/a Marathon Bar Corp.

675 Arapeen Drive, Suite 202

Salt Lake City, Utah 84108

Dear Mr. Patel:

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement of Lipocine Inc. f/k/a Marathon Bar Corp. on Form amended S-1 of our report on the financial statements of Marathon Bar Corp. as its registered independent auditor dated February 18, 2013, as of and for the years ended December 31, 2012 and 2011, and from inception to December 31, 2012. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

Weinberg & Baer LLC

Baltimore, Maryland

November 12, 2013